UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	94-3229046
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

7999 Gateway Blvd., Suite 300 Newark, California	94560
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Preferred Stock	NASDAQ Global Market Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

DEPOMED, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                                         Description of Registrant’s Securities to be Registered.

On April 25, 2016, Depomed, Inc. (the “Company”), entered into the First Amendment to Rights Agreement (the “Amendment”) between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, that amends the Rights Agreement dated July 12, 2015 (the “Rights Agreement”) between the Company and the Rights Agent.

The Amendment is intended to permit shareholders that beneficially own 5% or more of the Company’s outstanding shares to obtain revocable proxies or consents from other shareholders for the sole purpose of requesting or demanding a special meeting of shareholders of the Company pursuant to Section 600(d) of the California Corporations Code without triggering the Rights Agreement (provided that such proxy or consent does not grant any right or power to vote the underlying securities at such special meeting or any other meeting of shareholders of the Company).

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended.  Copies of the Rights Agreement and the amendment are available free of charge from the Company.  A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 13, 2015.  A copy of the amendment to the Rights Agreement has been filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 25, 2016.  The foregoing descriptions of the Rights Agreement, as amended, and the amendment to the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on July 13, 2015, which are incorporated by reference herein.

Item 2.                                                         Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1

Rights Agreement dated as of July 12, 2015, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-13111) filed on July 13, 2015).

4.2

First Amendment to Rights Agreement, dated as of April 25, 2016 by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-13111) filed on April 25, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  April 25, 2016

DEPOMED, INC.

By:	/s/ Matthew M. Gosling
Name: Matthew M. Gosling
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement dated as of July 12, 2015, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-13111) filed on July 13, 2015).

4.2

First Amendment to Rights Agreement, dated as of April 25, 2016 by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-13111) filed on April 25, 2016).